UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 30, 2011
FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.        Regulation FD Disclosure.

On September 30, 2011, Forest Oil Corporation (the “Forest”) announced that it had completed the spin-off of Lone Pine Resources Inc. (“Lone Pine”) by means of a special stock dividend of 70,000,000 shares of Lone Pine common stock (the “Distribution”) that Forest previously owned to Forest's shareholders of record as of the close of business on September 16, 2011 (the “Record Date”). Each of the holders of Forest’s common stock received 0.61248511 of a share of Lone Pine common stock for each outstanding share of Forest common stock they owned as of the Record Date. Forest shareholders will receive cash in lieu of fractional shares.
A copy of Forest’s press release announcing the completion of the Distribution is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.
The information provided in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
Item 8.01.        Other Events.

In connection with the Distribution and pursuant to the CDN$500 million credit facility among Lone Pine, as parent, Lone Pine Resources Canada Ltd. (“LPR Canada”), as borrower, and a syndicate of banks led by JPMorgan Chase Bank, N.A., Toronto Branch (the “Lone Pine Credit Facility”), as amended, Lone Pine pledged the stock of all of its subsidiaries to the lenders to secure the Lone Pine Credit Facility. Prior to the completion of the Distribution, Forest had guaranteed the obligations of LPR Canada under the Lone Pine Credit Facility. In connection with the completion of the Distribution, the Forest guarantee was released and Lone Pine and certain of its other subsidiaries have guaranteed the obligations of LPR Canada under the Lone Pine Credit Facility.
Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Forest Oil Corporation dated September 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

September 30, 2011	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Forest Oil Corporation dated September 30, 2011.

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